Exhibit 99

KNIGHT TRANSPORTATION
ANNOUNCES QUARTERLY AND SPECIAL CASH DIVIDENDS

PHOENIX, ARIZONA  --  November 11, 2010  -  Knight Transportation, Inc. (NYSE: KNX) announced today that its Board of Directors has declared the company’s quarterly cash dividend of $0.06 per share of common stock.  This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors.  The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the company’s financial performance.  The company’s dividend is payable to shareholders of record on December 3, 2010 and is expected to be paid on December 23, 2010.

Knight also announced that its Board of Directors declared a special cash dividend of $0.75 per share of common stock.  The company’s special dividend is also payable to shareholders of record on December 3, 2010 and is expected to be paid on December 23, 2010.

The combination of the quarterly and special dividends will pay approximately $68.9 million on Knight’s 85.0 million outstanding shares, including restricted stock units.  After these dividends, Knight will have returned approximately $170.4 million to its stockholders through a combination of dividends and stock repurchases since January 2008.

Chairman and CEO, Kevin Knight, commented:  “We continue to manage our balance sheet and capital resources to enhance shareholders returns while maintaining a strong platform for growth.  Over the past several months we have expanded our tractor capacity as freight volumes have improved and have invested in maintaining a relatively new tractor fleet.  At year end, we expect cash and cash equivalents of approximately $20 million to $30 million, zero debt, and ample sources of liquidity to pursue market opportunities.

“Looking ahead, to 2011, we intend to grow each of our six truckload services:  dry van, refrigerated, dedicated, brokerage, port services, and intermodal.  Based on our market expectations and historical operating margins, we expect to generate sufficient cash to maintain a late-model fleet and internally fund double-digit revenue growth.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. that serve North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload solutions to its customers.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation service.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our quarterly dividend.  There can be no assurance that future dividends will be declared.  The declaration of future dividends is also subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs.  Declaration of future dividends is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restriction on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in our financial condition or results, and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

Contact:  David Jackson, CFO, at (602) 269-2000

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